EXHIBIT B

SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 15, 2026

PENCROSS ENERGY LLC,

By: Meisel Family Ventures, LP
Its: Manager and Member

By: Meisel Family Management, LLC
Its: General Partner

	By:	/s/ Steven Meisel

Name:	Steven Meisel
Title:	Manager